Filed pursuant to Rule 433
Registration Statement No. 333-151501
United Mexican States
Final Terms and Conditions
$1,500,000,000 5.875% Global Notes due 2014

Issuer:	United Mexican States
Transaction:	5.875% Global Notes due 2014 (the “2014 Notes”)
Issue currency:	U.S. dollars
Ratings:	Baa1(stable)/BBB+(stable)/BBB+(negative) (Moody’s/Standard & Poor’s/Fitch)
Maturity Date:	February 17, 2014
Coupon:	5.875%
Price:	99.424%
Yield:	6.010%
Interest Payment Dates:	February 17 and August 17 of each year, commencing on August 17, 2009
Optional Redemption:	Make-Whole Call at Treasuries + 50 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)
Denominations:	U.S.$2,000 and integral multiples thereof
Day Count:	30/360
Listing:	Luxembourg Stock Exchange — Euro MTF Market Luxembourg
CUSIP/ISIN:	91086QAX6 / US91086QAX60
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.
A prospectus supplement and prospectus of Mexico accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://idea.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm. A preliminary pricing supplement for the 2014 Notes dated February 11, 2009 is available from the Securities and Exchange Commission’s website at http://idea.sec.gov/Archives/edgar/data/101368/000095012309002438/y74598e424b2.htm. This final term sheet relates only to the 2014 Notes and not to the •% Global Notes due 2030 referred to in the preliminary pricing supplement.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Deutsche Bank Securities Inc. at 1-800-503-4611 or HSBC Securities (USA) Inc.at 1-866-811-8049.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.